Exhibit 10.1
UNISOURCE ENERGY CORPORATION
2011 Omnibus Stock and Incentive Plan

TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PLAN	1
1.1 Establishment	1
1.2 Effective Date	1

ARTICLE II PLAN OVERVIEW	1
2.1 Purpose	1
2.2 Glossary	1

ARTICLE III ADMINISTRATION	2
3.1 Administration	2
3.2 Actions of the Committee	2
3.3 Authority of the Committee	2

ARTICLE IV STOCK SUBJECT TO PLAN	3
4.1 Number	3
4.2 Lapsed Awards	3
4.3 Adjustment in Capitalization	4
4.4 Replacement Awards	4

ARTICLE V DURATION OF PLAN	4
5.1 Duration of Plan	4

ARTICLE VI STOCK OPTIONS	5
6.1 Grant of Options	5
6.2 Incentive Stock Options	5
6.3 Option Award Agreement	6
6.4 Exercise Price; No Repricing	6
6.5 Duration of Options	6
6.6 Exercise of Options	7
6.7 Payment	7
6.8 Termination of Service	7
6.9 Non-Transferability of Options	7

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ARTICLE VII STOCK APPRECIATION RIGHTS	7
7.1 Grant of Stock Appreciation Rights	7
7.2 SAR Award Agreement	8
7.3 Duration of SAR	8
7.4 Exercise of SARs	8
7.5 Payment of SAR Amount	8
7.6 Termination of Service	9
7.7 Non-Transferability of SARs	9

ARTICLE VIII RESTRICTED STOCK, RESTRICTED STOCK UNITS, STOCK GRANTS, STOCK UNITS AND DIVIDEND EQUIVALENTS	9
8.1 Grant of Restricted Stock and Restricted Stock Units	9
8.2 Period of Restriction and Vesting Conditions	10
8.3 Stock Grant Awards	10
8.4 Stock Unit Awards	10
8.5 Transferability	11
8.6 Voting Rights	11
8.7 Dividends and Other Distributions	11
8.8 Dividend Equivalents	11
8.9 Termination of Service	12

ARTICLE IX PERFORMANCE UNIT, PERFORMANCE SHARE, AND PERFORMANCE CASH AWARDS	12
9.1 Grant of Performance Units or Performance Shares	12
9.2 Performance Cash Awards	13
9.3 Conditions on Awards	13
9.4 Performance Criteria	13
9.5 Termination of Service	13
9.6 Non-Transferability	13

ARTICLE X PERFORMANCE-BASED COMPENSATION AWARDS	14
10.1 Purpose and Applicability	14
10.2 Types of Performance-Based Compensation Awards	14
10.3 Committee Discretion with Respect to Performance-Based Compensation Awards	14
10.4 Establishment of Performance Goals	15
10.5 Performance Evaluation; Adjustment of Goals	16
10.6 Adjustment of Performance Compensation Awards	16

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10.7 Continued Employment Required	17
10.8 Certification by Committee	17
10.9 Maximum Award	17
10.10 Miscellaneous	17

ARTICLE XI BENEFICIARY DESIGNATION	17
11.1 Beneficiary Designation	17

ARTICLE XII RIGHTS AND OBLIGATIONS OF PARTIES	18
12.1 No Guarantee of Employment or Service Rights	18
12.2 Participation	18
12.3 Right of Setoff	18
12.4 Section 83(b) Election	18
12.5 Forfeiture and Recapture of Awards	18
12.6 Rights of Shareholder	19

ARTICLE XIII CHANGE IN CONTROL	20
13.1 In General	20
13.2 Exceptions	20

ARTICLE XIV AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN	21

ARTICLE XV TAX WITHHOLDING	21
15.1 Tax Withholding	21
15.2 Form of Payment	21

ARTICLE XVI INDEMNIFICATION	22
16.1 Indemnification	22

ARTICLE XVII REQUIREMENTS OF LAW	22
17.1 Requirements of Law	22
17.2 Governing Law	22
17.3 Securities Law Compliance	22
17.4 Restrictions	22
17.5 Stock Certificates	23
17.6 Section 409A of the Code	23
17.7 Severability	24

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ARTICLE XVIII MISCELLANEOUS	24
18.1 Funding of Plan	24
18.2 Successors	24
18.3 Fractional Shares	24
18.4 Gender and Number	24
18.5 Titles and Headings	24
18.6 Survival of Provisions	24
GLOSSARY

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UNISOURCE ENERGY CORPORATION
2011 OMNIBUS STOCK AND INCENTIVE PLAN

ARTICLE I
Establishment, Purpose, and Effective Date of Plan
1.1 Establishment. Subject to the approval of the shareholders of UniSource Energy Corporation, an Arizona corporation (“UniSource” or the “Company”), the Company hereby establishes the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan (the “Plan”). The Plan supersedes and replaces the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan (the “2006 Omnibus Plan”) and all other prior equity compensation plans or programs maintained by the Company (collectively the “Prior Plans”). The Prior Plans, however, shall remain in effect until all stock options and other awards granted under such Prior Plans have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such awards.
1.2 Effective Date. The Plan is effective as of the date it is approved by the Company’s Board of Directors (the “Effective Date”), but is subject to approval by the Company’s shareholders at its 2011 Annual Meeting. Any Awards granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.
ARTICLE II
Plan Overview
2.1 Purpose. The purpose of the Plan is to permit the Committee established pursuant to Section 3.1 or the Board, as the case may be, to grant Awards to certain present and future Employees, Directors and consultants, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their service with the Company or its subsidiaries. The Awards that may be granted pursuant to the Plan include: Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Performance Cash, Stock Grants, Stock Units and Dividend Equivalents.
2.2 Glossary. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in the Introduction or in the attached Glossary, which is incorporated into and made part of this Plan, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document.

ARTICLE III
Administration
3.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee shall consist of not less than two Directors of the Company who are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, “outside directors” within the meaning of Section 162(m) of the Code and regulations thereunder, and “independent directors” as described in the NYSE’s Listed Company Manual, as each such rule or regulation is in effect from time to time. The Board may, from time to time, remove members from, or add members to, the Committee. Any vacancies on the Committee shall be filled by members of the Board. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards to non-Employee Directors, except to the extent that the Board delegates some or all of these functions to the Committee.
3.2 Actions of the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephonic meeting, by action of a majority of the members present, or without a meeting by unanimous written consent.
3.3 Authority of the Committee. The Committee is authorized to interpret the Plan and any Award Agreement issued under the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons whomsoever. In addition, the Committee may prescribe, amend and rescind such rules and regulations as may be necessary or appropriate to provide different terms and conditions for awards to participants who are foreign nationals or employees outside of the U.S. if necessary or desirable to recognize differences in local law or tax policy.
The Committee shall have the authority, subject to the express provisions of the Plan, in its discretion, (a) to determine the Employees, Directors and consultants to whom Awards shall be granted; (b) to determine the times when such Awards shall be granted, the size and type of Awards, the purchase price or exercise price of Awards, the period(s) during which such Awards shall be exercisable (whether in whole or in part), and any other terms, restrictions and conditions applicable to Awards (which need not be identical); and (c) to amend or modify any outstanding Awards under the Plan to the extent the terms of such Award are within the discretion of the Committee as provided under the Plan. As permitted by law and the rules of the New York Stock Exchange or any other established securities market on which the Stock is traded, the Committee may delegate any authority granted to it herein; provided, however, that the Committee may not delegate to the Company’s executive officers the power and authority to make, cancel, or suspend Awards to executive officers or Directors.
All authority of the Board and the Committee with respect to Awards issued pursuant to this Plan, including the authority to amend outstanding Awards, shall continue after the term of this Plan so long as any Award remains outstanding.

ARTICLE IV
Stock Subject to Plan
4.1 Number. The Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose. Subject to adjustment as provided in Sections 4.2 and 4.3, a total of one million two hundred thousand (1,200,000) Shares shall be authorized for issuance or to be used for reference purposes pursuant to Awards granted under the Plan. The number of Shares authorized for issuance shall be reduced by one Share for each Share subject to awards granted under any Prior Plan on or after January 1, 2011; provided, however, that no awards will be granted under any Prior Plan on or after the Effective Date. In addition to the above aggregate limitation:
(a) No Participant shall be granted Options or Stock Appreciation Rights in any 12-month period covering more than six hundred thousand (600,000) Shares.
(b) No Participant shall be eligible to earn a Performance Unit and/or a Performance Cash Award for any 12-month Performance Period with a potential value in excess of two million Dollars ($2,000,000). If the Performance Period is less than or exceeds 12 months, the dollar limit expressed in the preceding sentence shall be reduced or increased proportionately, as the case may be. For example, if the Performance Period is three years, the limit shall be increased by multiplying it by three.
(c) The maximum number of Shares that may be issued under the Plan as Incentive Stock Options is one million two hundred thousand (1,200,000).
4.2 Lapsed Awards. In the event any Awards granted under this Plan, or any awards outstanding under any Prior Plan after December 31, 2010, shall be forfeited, terminate, be canceled or expire, the number of Shares subject to such Awards, to the extent of any such forfeiture, termination, cancellation or expiration, shall thereafter again be available for grant under the Plan. In addition, if Shares are not delivered pursuant to a Restricted Stock Unit, Stock Unit, Dividend Equivalent, Performance Unit, or a SAR Award that is not related to an Option, because the Award is paid in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of Shares of Stock available for issuance pursuant to Section 4.1 by the entire number of Shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of Shares of Stock will be issued upon such an exercise. Shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option, SAR or any other Award will not become available for grant or sale under the Plan. Moreover, Shares purchased on the open market with the cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for issuance pursuant to Section 4.1.

4.3 Adjustment in Capitalization. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, extraordinary cash dividend, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares available for Awards, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and the number of Shares set forth in Sections 4.1 and 4.2, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number by rounding any fractional Share to the nearest whole Share. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.
4.4 Replacement Awards. In the event of any corporate transaction in which the Company or a Subsidiary acquires a corporate entity which, at the time of such transaction, maintains an equity compensation plan pursuant to which awards of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, stock units or dividend equivalents are then outstanding (the “acquired plan”), the Committee may, in its discretion, make Awards under this Plan to assume, substitute or convert such outstanding awards in such manner as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number by rounding any fractional Share to the nearest whole Share. Options or SARs issued pursuant to this Section 4.4 shall not be subject to the requirement that the exercise price of such Award not be less than the Fair Market Value of Stock on the date the Award is granted. Shares used in connection with an Award granted in substitution for an award outstanding under an acquired plan under this Section 4.4 shall not be counted against the number of Shares reserved under this Plan under Section 4.1. Any shares authorized and available for issuance under the acquired plan shall, subject to adjustment as described in Section 4.3, be available for use in making Awards under this Plan with respect to persons eligible under such acquired plan, by virtue of the Company’s assumption of such acquired plan, consistent with Rule 303A(8) of the NYSE Listed Company Manual, as such Rule may be amended or replaced from time to time.
ARTICLE V
Duration of Plan
5.1 Duration of Plan. The Plan shall remain in effect, subject to the right of the Company’s Board of Directors to amend or terminate the Plan at any time pursuant to Section 14.1, until all Shares subject to the Plan shall have been purchased or granted according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date unless the shareholders of the Company approve an extension of the Plan.

ARTICLE VI
Stock Options
6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee in its sole discretion. The Committee may grant either Nonqualified Stock Options or Incentive Stock Options and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Article IV.
6.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Participants who are Employees. The terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following provisions of this Section 6.2:
(a) Exercise Price. Subject to Section 6.2(e), the exercise price per Share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value of one Share of Stock on the Grant Date.
(b) Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the Grant Date.
(c) Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:
(i) The Incentive Stock Option shall lapse ten years from the Grant Date, unless an earlier time is set in the Award Agreement.
(ii) The Incentive Stock Option shall lapse upon termination for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.
(iii) Unless otherwise provided in the Award Agreement, if the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 12 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all Shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as may be imposed by Section 422(d) of the Code, as it may be amended or replaced. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(e) Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.
(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date, unless the shareholders of the Company vote to approve an extension of the Plan.
(g) Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
6.3 Option Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of Shares of Stock to which the Option pertains, and such other terms and conditions (which need not be identical among Participants) as the Committee shall determine in its sole discretion. The Award Agreement shall specify whether the Option is to be treated as an ISO within the meaning of Section 422 of the Code. If such Option is not designated as an ISO, such Option shall be deemed a NQSO.
6.4 Exercise Price; No Repricing. Except as otherwise provided in Section 4.4 with respect to replacement Awards, no Option shall be granted pursuant to the Plan at an exercise price that is less than the Fair Market Value of the Stock on the Grant Date of the Option. Notwithstanding any other provision in the Plan to the contrary, an Option may not be amended or modified to reduce the exercise price after the Grant Date, and may not be surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with a Change in Control or as otherwise provided in Section 4.3 with respect to an adjustment in capitalization, without approval of the Company’s shareholders.
6.5 Duration of Options. Each Option shall expire at such time or times as the Committee shall determine at the time it is granted, provided, however, that no Option shall be exercisable later than ten years from the Grant Date.

6.6 Exercise of Options. Options granted under the Plan shall vest at such time or times and in such manner, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that an Option shall not be fully vested prior to the third anniversary of the Grant Date of the Option, except (in the Committee’s discretion) in the case of death, Disability or a Change in Control or in any replacement Award granted pursuant to Section 4.4. An incremental portion of the Option may become vested at the end of each year of the three-year vesting period in accordance with the terms of the Award Agreement. For example, if the Option vests over a three-year period, each year the Option may become vested with respect to one-third of the total Shares available for purchase pursuant to the Option. For purposes of this Plan, no Option is exercisable until it vests.
6.7 Payment. The Committee shall determine: (a) the methods by which the exercise price of an Option may be paid; (b) the form of payment, including, without limitation, cash, Shares of Stock, any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements); and (c) the methods by which Shares of Stock shall be delivered or deemed to be delivered to Participants.
6.8 Termination of Service. The Committee shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to exercise the Option or Options following the Participant’s Termination of Employment or Termination of Service. Such provisions shall be in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.
6.9 Non-Transferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Incentive Stock Options and, except as otherwise provided in the applicable Award Agreement, Nonqualified Stock Options, granted to a Participant under the Plan shall be exercisable only by such Participant during his or her lifetime. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of an Option to a family member or family trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.
ARTICLE VII
Stock Appreciation Rights
7.1 Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, Stock Appreciation Rights may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee in its sole discretion. The Committee may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs. The Committee shall designate, at the time of grant, the grant price of a Non-Tandem SAR, which grant price shall be at least equal to the Fair Market Value of a Share on the Grant Date of the SAR (or, if applicable, on the Grant Date of an Option with respect to a Non-Tandem SAR granted in exchange for, but subsequent to, the Option (subject to the requirements of Section 409A of the Code)), except as otherwise provided in Section 4.4 with respect to replacement awards. The grant price of Tandem SARs shall equal the exercise price of the related Option. Notwithstanding any other provision in the Plan to the contrary, a SAR may not be amended or modified to reduce the grant price after the Grant Date, and may not be surrendered in consideration of or exchanged for cash, other Awards or a new SAR having a grant price below that of the SAR being surrendered or exchanged, except in connection with a Change in Control or as otherwise provided in Section 4.3 with respect to an adjustment in capitalization, without shareholder approval.

7.2 SAR Award Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the type of SAR granted, the SAR grant price, the duration of the SAR, the number of Shares of Stock to which the Award pertains, and such other terms and conditions (which need not be identical among Participants) as the Committee shall determine in its sole discretion.
7.3 Duration of SAR. The term of a SAR granted under the Plan shall not exceed ten years. A Tandem SAR shall have the same term as the Option to which it relates.
7.4 Exercise of SARs. SARs granted under the Plan shall vest at such time or times and in such manner, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that a SAR shall not be fully vested prior to the third anniversary of the date on which the SAR was granted, except (in the Committee’s discretion) in the case of death, Disability, or a Change in Control or in any replacement Award granted pursuant to Section 4.4. An incremental portion of the SAR may become vested at the end of each year of the three-year vesting period in accordance with the terms of the Award Agreement. For example, if the SAR becomes vested over a three-year period, each year the SAR may become vested with respect to one-third of the total SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the Option exercise price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option exercise price of the ISO. For purposes of this Plan, no SAR is exercisable until it vests.
7.5 Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying (a) the difference between the Fair Market Value of a Share of Stock at the date of exercise over the price fixed by the Committee at the Grant Date, by (b) the number of Shares with respect to which the SAR is exercised. Payment shall be made in the manner and at the time designated by the Committee in the Award Agreement. In the exercise of its discretion, the Committee may provide in the Award Agreement that payment for the SARs will be made in cash or Stock, or deferred cash or Stock, or in a combination thereof. The payment provisions shall be structured to either qualify for an exception to or to comply with the provisions of Section 409A of the Code and applicable regulations.

7.6 Termination of Service. The Committee shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to exercise the SARs following Termination of Employment or Termination of Service. Such provisions shall be in the Committee’s discretion, need not be uniform among all SAR Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.
7.7 Non-Transferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable only by such Participant during his or her lifetime. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of a SAR to a family member or family trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.
ARTICLE VIII
Restricted Stock, Restricted Stock Units, Stock Grants, Stock Units and Dividend Equivalents
8.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, Restricted Stock and/or Restricted Stock Units may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee in its sole discretion. Each Restricted Stock or Restricted Stock Unit Award will be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.
Payment for Restricted Stock Units shall be made in the manner and at the time designated by the Committee in the Award Agreement. In the Award Agreement, the Committee may provide that payment will be made in cash or Stock, or in deferred cash or Stock, or in a combination thereof. The payment provisions described in the Award Agreement shall be structured to either qualify for an exception to or to comply with the provisions of Section 409A of the Code and the applicable regulations.
Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

8.2 Period of Restriction and Vesting Conditions. The Committee may impose such conditions and/or restrictions on any Shares of Restricted Stock and/or Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, which may or may not follow the attainment of the Performance Goals, sales restrictions, and/or restrictions under applicable Federal or state securities laws.
As a general rule, the Period of Restriction for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse solely based on the passage of time shall not be less than three years and the Period of Restriction for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse based on the satisfaction of Performance Criteria shall not be less than one year. In either case, incremental amounts of the Restricted Stock or Restricted Stock Units may be released from restriction at the end of each year of the Period of Restriction in accordance with the provisions of the Award Agreement. The Period of Restriction for Restricted Stock or Restricted Stock Unit Awards issued to newly hired Employees in order to replace forfeited awards granted by a prior employer shall not be less than one year. The Period of Restriction, if any, for Restricted Stock or Restricted Stock Units granted to a Director shall be as determined by the Committee and set forth in the Award Agreement.
8.3 Stock Grant Awards. Stock Grant Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) Shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or in any other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant. All Stock Grant Awards will be evidenced by an Award Agreement that shall specify the number of Shares of Stock granted and such other provisions as the Committee shall determine. The payment provisions described in the Award Agreement shall be structured to either qualify for an exception to, or to comply with, the provisions of Section 409A of the Code and the applicable regulations.
8.4 Stock Unit Awards. Stock Unit Awards also may be granted to Participants at any time and from time to time as shall be determined by the Committee. A Stock Unit Award grants a Participant the right to receive Shares of Stock, or a cash payment equal to the Fair Market Value of a designated number of Shares of Stock, in the future free of any vesting restrictions. A Stock Unit Award may be granted as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant. All Stock Unit Awards will be evidenced by an Award Agreement that shall specify the number of Shares of Stock to which the Award relates, whether the Stock Units will be settled in Stock or cash, and such other provisions as the Committee shall determine. The payment provisions described in the Award Agreement shall be structured either to qualify for an exception to or to comply with the provisions of Section 409A of the Code and the applicable regulations.

8.5 Transferability. Restricted Stock and/or Restricted Stock Units granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, during the Period of Restriction, except as otherwise provided in the Award Agreement or by will or by the laws of descent and distribution. Shares issued pursuant to a Stock Grant shall not be subject to any restrictions other than those imposed by applicable law, if any. Stock Units granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to payment, except as otherwise provided in the Award Agreement or by will or by the laws of descent and distribution. All rights with respect to Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant. Except as otherwise provided in the Plan or in any Award Agreement, Restricted Stock shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.
8.6 Voting Rights. Except as otherwise provided in the Award Agreement, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction. Participants shall not have any voting rights with respect to Shares underlying a Restricted Stock Unit or Stock Unit.
8.7 Dividends and Other Distributions. Unless otherwise designated by the Committee, Participants holding Restricted Stock granted hereunder shall be credited with regular cash dividends declared by the Company with respect to the underlying Shares during the Period of Restriction. Any other distributions with respect to the underlying Shares shall be held (without provision for interest accrual) subject to the Period of Restriction applicable to the underlying Shares. The Committee may apply any restrictions to such dividends or other distributions as it deems appropriate.
In no event may dividends on Restricted Stock Awards that vest based on the achievement of a Performance Goal be paid unless and until the Award is earned by satisfaction of the Performance Goal. Pending a determination of whether the Performance Goal has been satisfied, the dividends shall be accumulated without interest. Any dividends that become payable will be paid in the form of cash or additional Shares of Stock in accordance with the provisions of the Award Agreement.
No cash dividends shall be paid or provided with respect to any Option or SAR Award.
8.8 Dividend Equivalents. The Committee, in its discretion, may grant a Dividend Equivalent Award to a Participant in connection with any Restricted Stock Unit, Stock Unit, Performance Unit or Performance Share Award granted pursuant to this Article VIII or Article IX, as the case may be. A Dividend Equivalent Award grants a Participant the right to receive a payment based on the dividends declared on the Shares of Stock that are subject to any Restricted Stock Unit, Stock Unit, Performance Unit or Performance Share Award, to be credited as of dividend payment dates, during the period between the date such Award is granted and the date such Award is exercised, vests or expires, as determined by the Committee. In no event may a Dividend Equivalent Award made with respect to a Restricted Stock Unit Award that vests based on the achievement of Performance Goals, or with respect to a

Performance Unit or Performance Share Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goals. A Dividend Equivalent Award shall initially be expressed in terms of cash or Shares of Stock, depending on the way in which the dividends to which it relates are declared. Such Award shall be converted to cash or Shares of Stock, as the case may be, by such formula and at such time and subject to such limitations as may be determined by the Committee. A Dividend Equivalent Award may not be made in connection with any Option or SAR Award. Any Dividend Equivalent Award shall be structured either to qualify for an exception to or to comply with the provisions of Section 409A of the Code and the applicable regulations.
8.9 Termination of Service. The Committee shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to retain Restricted Stock or Restricted Stock Units (including any related Dividend Equivalent Award) following Termination of Employment or Termination of Service during the Period of Restriction. Such provisions shall be in the sole discretion of the Committee, need not be uniform among all Restricted Stock or Restricted Stock Unit Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.
ARTICLE IX
Performance Unit, Performance Share, and Performance Cash Awards
9.1 Grant of Performance Units or Performance Shares. Subject to the terms and provisions of the Plan, Performance Units or Performance Shares may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee in its sole discretion. Each Performance Unit or Performance Share Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the Performance Goal or Goals, the number of Performance Units or Performance Shares granted, the payment provisions, the vesting provisions, and such other provisions as the Committee shall determine in its sole discretion. The Committee may provide in the Award Agreement for any Performance Unit that payment will be made in cash or Stock, or in deferred cash or Stock, or in a combination thereof. The payment provisions described in the Award Agreement shall be structured either to qualify for an exception to or to comply with the provisions of Section 409A of the Code and the applicable regulations.
Except as set forth below, no Performance Shares or Performance Units may fully vest during the one-year period following the Grant Date for such Performance Shares or Performance Units. Nevertheless, the Performance Shares or Performance Units may vest in increments during such one-year period in accordance with the provisions of the Award Agreement. The Committee, in its discretion, also may provide in the Award Agreement for any Performance Share or Performance Unit Award that such Performance Shares or Performance Units will vest in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.

9.2 Performance Cash Awards. Subject to the terms and provisions of the Plan, Performance Cash Awards also may be granted to Participants at any time and from time to time as determined by the Committee. A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period, as determined by the Committee. Each Performance Cash Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the Performance Goal or Goals, the payment provisions and such other provisions as the Committee shall determine in its sole discretion. The payment provisions described in the Award Agreement shall be structured either to qualify for an exception to or to comply with the provisions of Section 409A of the Code and the applicable regulations.
9.3 Conditions on Awards. The Committee may impose such conditions and/or restrictions on any Performance Unit, Performance Share, or Performance Cash Award granted pursuant to the Plan as it may deem advisable, in its discretion, including, without limitation, restrictions based upon the achievement of specific Performance Goals (Company-wide, Subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not commence following the attainment of the Performance Goals, sales restrictions, and/or restrictions under applicable Federal or state securities laws. The time period during which any Performance Goals must be met shall be called a Performance Period and shall be determined by the Committee in its sole discretion; provided, however, that the Performance Period for a Performance Unit or Performance Share Award shall not be less than one year.
9.4 Performance Criteria. The Performance Goal or Goals applicable to any Performance Share, Performance Unit or Performance Cash Award shall be based on the Performance Criteria selected by the Committee and designated in the Award Agreement. The Performance Criteria applicable to any Performance Share, Performance Unit or Performance Cash Award granted to a Covered Employee that is designated as, or deemed to be, a Performance-Based Compensation Award pursuant to Section 10.1 shall be limited to the Performance Criteria listed in Section 10.4(a). The Performance Criteria applicable to any other Performance Share, Performance Unit or Performance Cash Award shall include the Performance Criteria listed in Section 10.4(a) and such other criteria or factors as may be determined by the Committee and specified in the Award Agreement.
9.5 Termination of Service. The Committee shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to receive Performance Unit or Performance Share Awards (including any Dividend Equivalent Award related to either of them) or Performance Cash Awards following Termination of Employment or Termination of Service. Such provisions shall be in the discretion of the Committee, need not be uniform among all Performance Unit, Performance Share, or Performance Cash Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.
9.6 Non-Transferability. No Performance Unit, Performance Share, or Performance Cash Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All rights with respect to a Performance Unit, Performance Share, or Performance Cash Award granted to a Participant under the Plan shall be exercisable only by such Participant during his or her lifetime.

ARTICLE X
Performance-Based Compensation Awards
10.1 Purpose and Applicability. Section 162(m) of the Code limits the amount of the Company’s deductions for compensation payable to Covered Employees to $1,000,000 per year. “Performance-based compensation” that meets the requirements set forth in Section 162(m) and the applicable regulations is not subject to this limitation.
The purpose of this Article X is to enable the Committee, in the exercise of its discretion, to make performance-based Awards (the Performance-Based Compensation Awards) to Covered Employees that will satisfy all of the requirements of the performance-based compensation exception to the deduction limitation provisions of Section 162(m). If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will provide in the Award Agreement that the Award is intended to be a Performance-Based Compensation Award. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee will indicate in the Award Agreement that the Award is not intended to be a Performance-Based Compensation Award. Unless the Award Agreement evidencing an Award to a Covered Employee specifically indicates that the Award is not intended to be a Performance-Based Compensation Award, the Award will be considered to be a Performance-Based Compensation Award and will be subject to all of the requirements of this Article X.
This Article X shall apply only to Performance-Based Compensation Awards. If this Article X applies, its provisions control over any contrary provision contained in any other Section of this Plan or an Award Agreement. The provisions of this Article X and any Award Agreement for a Performance-Based Compensation Award shall be interpreted in a manner consistent with the requirements of Section 162(m) and the applicable regulations. If any provision of this Plan or any Award Agreement for a Performance-Based Compensation Award does not comply with or is inconsistent with the requirements of Section 162(m) or the applicable regulations, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
10.2 Types of Performance-Based Compensation Awards. Options granted to Covered Employees pursuant to Article VI and SARs granted to Covered Employees pursuant to Article VII should, by their terms, qualify for the performance-based compensation exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its discretion, also may choose to designate some or all of the Restricted Stock Unit or Restricted Stock Awards granted to Covered Employees pursuant to Article VIII and/or some or all of the Performance Share, Performance Unit or Performance Cash Awards granted to Covered Employees pursuant to Article IX as Performance-Based Compensation Awards.
10.3 Committee Discretion with Respect to Performance-Based Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Compensation Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

10.4 Establishment of Performance Goals. A Performance-Based Compensation Award shall provide for payment only upon the attainment of one or more pre-established, objective Performance Goals. The Performance Goals, and the process by which they are established, shall satisfy all of the requirements of Section 162(m) and the applicable regulations. By way of illustration, but not limitation, the following requirements must be satisfied:
(a) The Performance Goals shall be based solely on the following Performance Criteria, as selected by the Committee in the exercise of its discretion: revenue; revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); operating income; pre- or after-tax income; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Measurement of performance against goals may exclude, in the Committee’s sole discretion, the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, management’s discussion and analysis or other SEC filings.
(b) The Performance Goals shall be considered to be pre-established only if the Performance Goals are established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (i) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (ii) in no event may the Committee establish the Performance Goals for any Performance-Based Compensation Award after 25% of the Performance Period for such Award has elapsed.
(c) A Performance Goal will be considered to be objective only if a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met.
(d) The Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee if the Goal is attained. For this purpose, the formula will be considered to be objective only if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.
(e) The objective formula or standard must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the Performance Goal.

10.5 Performance Evaluation; Adjustment of Goals. At the time that a Performance-Based Compensation Award is first issued, the Committee, in the Award Agreement or in another written document, may specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period, as the Committee, in its discretion, deems to be appropriate including:
(a) Judgments entered or settlements reached in litigation;
(b) The write down of assets;
(c) The impact of any reorganization or restructuring;
(d) The impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results;
(e) Extraordinary non-recurring items, as described in Accounting Principles Board Opinion No. 30 or any successor or replacement publication or pronouncement, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year;
(f) The impact of any mergers, acquisitions, spin-offs or other divestitures; and
(g) Foreign exchange gains and losses.
The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) and the applicable regulations. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) and the applicable regulations, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
10.6 Adjustment of Performance Compensation Awards. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Compensation Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Compensation Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Compensation Award.

10.7 Continued Employment Required. Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Compensation Award for such Performance Period is paid to the Participant.
10.8 Certification by Committee. The payment for a Performance-Based Compensation Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied. Committee certification is not required for compensation that is attributable solely to the increase in the value of the Company’s Stock.
10.9 Maximum Award. If a Performance-Based Compensation Award is payable in Stock, the maximum Performance-Based Compensation Award a Participant may be eligible to earn for any 12-month Performance Period is one hundred fifty thousand (150,000) Shares of Stock. If a Performance-Based Compensation Award is payable in cash, the maximum Performance-Based Compensation Award a Participant may be eligible to earn for any 12-month Performance Period is two million Dollars ($2,000,000). If the Performance Period is less than or exceeds 12 months, the limits described in the preceding sentences shall be reduced or increased proportionately. For example, if the Performance Period is three years, the limit shall be increased by multiplying it by three.
10.10 Miscellaneous. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Compensation Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.
ARTICLE XI
Beneficiary Designation
11.1 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE XII
Rights and Obligations of Parties
12.1 No Guarantee of Employment or Service Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue as a Director of the Company, or to continue in the employ of or continue to provide services pursuant to a consulting arrangement with the Company or any Subsidiary. Similarly, nothing in the Plan shall confer upon any Director the right to continue to serve as a Director.
12.2 Participation. No Employee, Director or consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award. The provisions of any Award granted to a prospective Director, Employee or consultant must specifically provide that no portion of the Award will vest, become exercisable or be issued prior to the date on which such individual begins providing the anticipated services to the Company or any Affiliates.
12.3 Right of Setoff. The Company or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant) such amounts as may be owed by the Participant to the Company. The Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted under this Plan, the Participant agrees to any deduction or set off pursuant to this Section 12.3. In the context of an Award that is subject to the requirements of Section 409A, any set off rights shall be included in the Award Agreement and shall be designed to comply with the requirements of Section 409A.
12.4 Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.
12.5 Forfeiture and Recapture of Awards. In an Award Agreement, the Committee may, in its sole discretion, include provisions calling for the forfeiture or recapture of all or any portion of an Award in certain designated circumstances. For example, an Award Agreement may provide for the forfeiture or recapture of all or any portion of an Award in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws which reduces the amount of any Award that would have been earned had the financial results been properly reported, as determined by the Committee. By accepting an Award, the Participant will agree to be bound by the terms of the forfeiture or recapture provisions. Upon the occurrence of any forfeiture or recapture event specified by the Committee in the Award Agreement, except as otherwise provided by the Committee in the Award Agreement:
(a) All or a portion (as designated in the Award Agreement) of the unexercised portion of any Option, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the designated forfeiture or recapture event; and

(b) The Participant will be obligated to repay to the Company upon demand, in cash, all or a portion (as designated in the Award Agreement) of the total amount of “award gain” (as defined below) realized by the Participant upon each exercise of an Option or SAR or settlement of an Award that occurred within the period beginning 12 months prior to the earlier of the designated forfeiture or recapture event or the date of the Participant’s Termination of Service, and ending on the date of the Company’s demand (or such other period required by law).
For purposes of this Section, the term “award gain” shall mean with respect to a given Option exercise, the product of (i) the Fair Market Value per Share at the date of such exercise (without regard to any subsequent change in the market price of Shares) minus the Option exercise price times (ii) the number of Shares as to which the Option was exercised at that date. With respect to any other settlement of an Award granted to the Participant, the term “award gain” shall mean (i) the Fair Market Value of the cash or Shares paid or payable to the Participant less (ii) any cash or the Fair Market Value of any Shares or property (other than an Award that would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement. In any case, if so provided in the Award Agreement, the award gain may include actual earnings on such award gain through the date of payment of the Company’s demand hereunder.
In addition to any forfeiture or other restrictions imposed by the terms of an Award Agreement, every Award issued pursuant to the Plan shall be subject to potential forfeiture or “claw back” to the fullest extent called for by applicable federal or state law. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required by applicable law.
12.6 Rights of Shareholder. No Participant shall have any rights as a shareholder of the Company with respect to any Award under the Plan, unless and until unrestricted Shares are issued to the Participant or the restrictions on any Shares previously issued lapse, except as specifically otherwise provided in the Plan or the Award Agreement.

ARTICLE XIII
Change in Control
13.1 In General. Unless otherwise provided in an Award Agreement, if a Change in Control occurs in which the successor company assumes an Award or provides a substitute award (or in which the Company is the ultimate parent corporation and continues the Award) and, within 24 months following such Change in Control, an Employee Participant’s employment with the Company and all Affiliates is terminated in a “qualifying termination,” the following provisions will apply:
(a) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire then remaining term;
(b) Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse; and
(c) Awards of Performance Units and Performance Shares shall be converted to Restricted Stock, which shall vest over the then-remaining Performance Period (or upon earlier Termination of Service, death or Disability as provided in the Award Agreement). If 50% or more of the Performance Period has elapsed as of the date of the Change in Control, such conversion shall be based upon the value of the Performance Units and/or Performance Shares determined based upon actual performance to date; and if less than 50% of the Performance Period has elapsed as of the date of the Change in Control, such conversion shall be made based upon the target value of the Performance Units and/or Performance Shares.
For purposes of this Section, the term “qualifying termination” means a termination by the Company or the applicable Affiliate without Cause, or by the Participant for “good reason” (as “good reason” is defined in any agreement between the Participant and the Company or the applicable Affiliate) if the Participant is entitled to terminate his or her employment for “good reason” pursuant to any such agreement.
The Committee, in its discretion, may prescribe different vesting provisions that will apply in the event of a Change in Control in which the successor company does not assume an Award or does not provide a substitute award (or in which the Company is the ultimate parent corporation and does not continue the Award).
13.2 Exceptions. Notwithstanding the foregoing provisions of Section 13.1, the Board, prior to a Change in Control, may determine that no Change in Control shall be deemed to have occurred or that some or all of the enhancements to the rights of Participants under outstanding Awards upon a Change in Control, as provided under Section 13.1 or the Award Agreement, shall not apply to specified Awards. The preceding sentence shall apply only if, before or immediately upon the occurrence of the specified event that would otherwise constitute a Change in Control (the “Event”), both the Board of the Company prior to the Change in Control, and the Board of the Company (or any successor thereto) after the Change in Control reasonably conclude, in good faith, that Participants holding Awards affected by action of the Board under this Section 13.2 shall be protected by legally binding obligations of the Company because such Awards either shall remain outstanding following consummation of all transactions involved in or contemplated by such Change in Control or shall be assumed and adjusted by the surviving entity resulting from such transactions, and that changes in the terms of the Award resulting from such transactions will not materially impair the value of the Awards to the Participants or their opportunity for future appreciation in respect of such Awards.

ARTICLE XIV
Amendment, Modification, and Termination of Plan
Except as described in Sections 6.4 and 7.1, the Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, unless shareholder approval of a particular amendment is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted. Further, the Board may not amend the Plan or any Award without shareholder approval if such approval is required in order to satisfy the requirements of the performance-based compensation exception to the deduction limitations imposed by Section 162(m) of the Code and applicable regulations, unless the Board concludes that the deduction limitations of Section 162(m) of the Code will not become applicable or that the amendment is appropriate despite the deduction limitations imposed by Section 162(m) of the Code. If shareholder approval is required, the amendment shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of the Board’s action.
Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any Award Agreement shall in any material manner adversely affect any Award previously granted under the Plan without the consent of the holder of the Award. The consent of the holder of an Award is not needed if the change is required to cause the benefits under the Plan (a) to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable regulations or other interpretive authority or (b) to comply with the provisions of Section 409A of the Code. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.6.
The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.
ARTICLE XV
Tax Withholding
15.1 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.
15.2 Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned Shares; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply Shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

ARTICLE XVI
Indemnification
16.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE XVII
Requirements of Law
17.1 Requirements of Law. The granting of Awards and the issuance of Stock in connection with any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
17.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Arizona.
17.3 Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Securities Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Securities Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Securities Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
17.4 Restrictions. The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the New York Stock Exchange or any other exchange or automated quotation system upon which the Stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such Awards.

17.5 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the Shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction securities or other laws, rules and regulations and the rules of any exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
17.6 Section 409A of the Code.
(a) General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards, Performance Cash Awards and Stock Grant Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b) Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six month period, the date of the Participant’s death). Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six month period.

(c) Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
17.7 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE XVIII
Miscellaneous
18.1 Funding of Plan. Except in the case of Awards of Restricted Stock, the Plan shall be unfunded. The Company shall not be required to segregate any of its assets to assure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interest of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.
18.2 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.
18.3 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
18.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
18.5 Titles and Headings. The titles and headings of the Articles and Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
18.6 Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Award Agreements and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such Shares of Stock.

GLOSSARY
(a) “Affiliate” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; or (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Performance Cash, Stock Grant, Stock Unit or Dividend Equivalents granted under this Plan.
(c) “Award Agreement” means a written agreement, or other document, including an electronic agreement or document, between the Company and a Participant that sets forth the terms and provisions applicable to an Award granted to the Participant under the Plan.
(d) “Board” means the Board of Directors of the Company.
(e) “Cause” means any of the following, unless otherwise provided in an Award Agreement:
(1) The Participant’s willful failure to perform any of the Participant’s duties which continues after the Company has given the Participant written notice describing the Participant’s failure and provided to the Participant an opportunity to cure such failure within 30 days (or such longer period as may be specified by the Board) of such written notice; or
(2) The Participant’s material violation of Company policy; or
(3) Any act of fraud or dishonesty resulting or intended to result in the Participant’s personal enrichment at the Company’s or any Affiliate’s expense; or
(4) The Participant’s gross misconduct in the performance of the Participant’s duties that results in material economic harm to the Company or any Affiliate; or
(5) The Participant’s conviction of, or plea of guilty or no contest (or its equivalent) to, a felony; or
(6) The Participant’s material breach of the Participant’s employment agreement with the Company, if any.

(f) “Change in Control” means and shall be deemed to have occurred, except as otherwise provided in an applicable Award Agreement, as of the date of the occurrence of any of the following events:
(1) Any person, or more than one person acting as a group (as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing 40% or more of the total voting power of the stock of Company, unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportion as their ownership of stock of Company;
(2) The closing of a merger or consolidation of Company or its subsidiary, Tucson Electric Power Company (“TEP”), with another entity that is not affiliated with Company immediately before the Change in Control; provided, however, that, in the case of a merger or consolidation involving Company, if the merger or consolidation results in the voting securities of Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; and provided further that, in the case of a merger or consolidation involving TEP, if Company continues to hold more than 50% of the combined voting power of the voting securities of TEP or the surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded;
(3) During any period of 12 consecutive months, excluding any period prior to the adoption of this Plan by the Board, the majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or
(4) Company’s execution of an agreement for the sale or disposition by Company of all or substantially all of Company’s assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained; and (2) the transaction that would otherwise be considered a Change in Control closes. Further, to the extent required by Section 409A of the Code, a transaction will not be considered a Change in Control for purposes of this Plan unless the transaction also constitutes a “change in control event” as such term is used in Treas. Reg. § 1.409A-3(i)(5).
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the Compensation Committee of the Board, or such other person or persons as the Board shall designate to administer the Plan, as provided in Article III.

(i) “Company” means UniSource Energy Corporation, an Arizona Corporation and (except for purposes of determining whether a Change in Control has occurred) any successor corporation.
(j) “Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.
(k) “Director” means any individual who is a member of the Board.
(l) “Disability” means that a Participant who is an Employee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.
(m) “Dividend Equivalent” means a right granted to a Participant pursuant to Article VIII to receive the equivalent value (in cash or Stock) of dividends paid on Stock. A Dividend Equivalent shall be payable without interest, unless otherwise provided in an Award Agreement.
(n) “Employee” means any full time or part time employee of the Company or one of its Affiliates (including any officer or Director who is also an employee).
(o) “Fair Market Value” determined as of any particular date means the last sales price for that date as reported on the consolidated tape for securities listed on the New York Stock Exchange (“NYSE”) (or, if the Stock is not listed on the NYSE, such other established securities market on which the Stock is traded). In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined by the formula above as of the immediately preceding date on which there were Stock transactions.
(p) “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which an Award to a prospective Employee, officer, Director or consultant first becomes effective, or (iii) such other date as may be specified by the Committee in the Award Agreement.
(q) “Incentive Stock Option” or “ISO” means the right to purchase Stock pursuant to terms and conditions that provide that such right will be treated as an incentive stock option within the meaning of Section 422 of the Code, as described in Article VI.
(r) “Nonqualified Stock Option” or “NQSO” means the right to purchase Stock pursuant to terms and conditions that provide that such right will not be treated as an Incentive Stock Option, as described in Article VI.
(s) “Non-Tandem SAR” means an SAR that is granted independently of any Options, as described in Article VII.

(t) “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either an Incentive Stock Option or a Nonqualified Stock Option.
(u) “Participant” means a current or prospective Employee, Director or consultant who has outstanding an Award granted under the Plan, and includes those former Employees, Directors or consultants who have certain post-termination rights under the terms of an Award granted under the Plan.
(v) “Performance-Based Compensation Award” means an Award intended to satisfy the requirements of the performance-based compensation exception to the limitations imposed by Section 162(m) of the Code on the tax deductibility of compensation payable to Covered Employees.
(w) “Performance Cash Award” means an Award granted to a Participant in accordance with Article IX evidencing the right to receive a payment in cash as determined by the Committee.
(x) “Performance Criteria” means the criteria that the Committee may employ for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that may be selected by the Committee are listed in Section 9.4 and Section 10.4.
(y) “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria.
(z) “Performance Period” means the period of time over which satisfaction or achievement of a Performance Goal will be measured.
(aa) “Performance Share” means a right granted to a Participant pursuant to Article IX to receive Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
(bb) “Performance Unit” means a right granted to a Participant pursuant to Article IX to receive Stock or cash, the payment of which is contingent upon achieving certain Performance Goals established by the Committee
(cc) “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions pursuant to the applicable provisions of the Plan.
(dd) “Plan” means the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan, as set forth herein.
(ee) “Prior Plans” means the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan, the UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan and the UniSource Energy Corporation Amended and Restated 1994 Outside Directors Stock Option Plan, or any one of such plans, depending on the context in which such term is used.

(ff) “Restricted Stock” means Stock granted to a Participant pursuant to Article VIII that is subject to certain restrictions and to the risk of forfeiture.
(gg) “Restricted Stock Unit” means the right granted to a Participant pursuant to Article VIII to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.
(hh) “Retirement” (including “Early Retirement” and “Normal Retirement”) means, with respect to an Employee, Termination of Service of the Employee after he or she has become eligible for an immediate early, normal or late retirement benefit under the terms of a defined benefit pension plan sponsored by the Company and applicable to such Employee.
(ii) “Separation from Service” means either: (a) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (b) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).
Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board. Whether an independent contractor consultant has incurred a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h).
(jj) “Share” means a share of Stock.
(kk) “Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i).
(ll) “Stock” means the common stock of the Company, no par value.

(mm) “Stock Appreciation Right” or “SAR” means the right to receive a payment from the Company equal to the excess of the Fair Market Value of a Share of Stock at the date of exercise over a specified price fixed by the Committee in the Award Agreement, as provided in Section 7.1. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.
(nn) “Stock Grant” means the grant of Stock to a Participant as described in Article VIII.
(oo) “Stock Unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share of Stock (subject to adjustment), granted to a Participant pursuant to Article VIII.
(pp) “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).
(qq) “Termination of Service” or “Termination of Employment” means the cessation of performance of services for the Company, as determined by the Committee. For this purpose, transfer of a Participant among the Company and any Subsidiary, or transfer from a position as Director or consultant to Employee, shall not be considered a Termination of Service or a Termination of Employment with the Company. In the context of an Award that is subject to the requirements of Section 409A of the Code, the terms “Termination of Service” or “Termination of Employment” means a Separation from Service.